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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|X| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Berlex Laboratories, Inc.
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   (Last)               (First)                 (Middle)

   340 Changebridge Road, P.O. BOX 1000
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                                    (Street)

   Montville, New Jersey 07045-1000
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Bradley Pharmaceuticals, Inc.  (BPRX)
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

   July, 2001
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   |_|  Form filed by one Reporting Person
   |X|  Form filed by more than one Reporting Person

================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Class A Common Stock       07/5/01         S              915,000      D     5.1109   750,000(1)     D
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====================================================================================================================================

(1) Represents 750,000 shares of Class A Common Stock issuable to Berlex Laboratories, Inc. upon exercise of a Warrant from the Issuer. The Issuer issued to Berlex 750,000 shares of Class A Common Stock in August 2001 pursuant to the exercise of the Warrant.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v). SEC 1474 (12-01)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

See footnote (1) to Table I of this Form.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ John Nicholson                                       September 6, 2001
---------------------------------------------            -----------------------
** Signature of Reporting Person                                  Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                             JOINT FILER INFORMATION

Name of Filer

Schering Berlin Inc.
340 Changebridge Road, P.O. Box 1000
Montville, New Jersey 07045-1000

Designated Filer

Berlex Laboratories, Inc.

Ticker of Trading Symbol

BPRX

Date of Event
Requiring Statement

July 5, 2001

Securities Disposed of

An aggregate amount of 915,000 shares of Class A Common Stock of the Issuer were disposed of by Berlex Laboratories, Inc., an affiliate of Schering Berlin Inc., throughout the month of July, 2001, set forth on Table I of this Form.

Ownership Form

Indirect (I)

Nature of Indirect Beneficial Ownership

By Berlex Laboratories, Inc.

                                                     SCHERING BERLIN INC.


                                                     By: /s/ John Nicholson
                                                     Name: John Nicholson
                                                     Title: Treasurer